Exhibit 5.1

FILE NO: 11430/06

September 30, 2009

Re: Tower Bancorp, Inc. - Offering of Common Stock
Board of Directors Tower Bancorp, Inc. 112 Market Street Harrisburg, PA 17101

Ladies and Gentlemen:

We have acted as counsel to Tower Bancorp, Inc., a Pennsylvania corporation (the "Company"), in connection with the offering of shares of common stock, no par value per share ("Common Stock"), by the Company and certain shareholders pursuant to that certain Underwriting Agreement dated August 28, 2009, by and among the Company, Raymond James & Associates, Inc., as the representative of the several underwriters named in Schedule I thereto (the "Underwriters"), and the individuals named on Schedule II thereto (the "Selling Securityholders").

The Underwriting Agreement provides, among other things, for the purchase by the Underwriters, at the option of the Underwriters, of up to 280,374 additional shares of Common Stock pursuant to an over-allotment option. By notice dated September 25, 2009, Raymond James & Associates, Inc., as representative of the Underwriters, elected to exercise the over-allotment option with respect to 173,341 additional shares of Common Stock (the "Shares"). The Shares are to be offered and sold by the Company pursuant to a prospectus supplement, dated August 28, 2009 (the "Prospectus Supplement"), and the accompanying base prospectus dated August 17, 2009 (the "Base Prospectus" and, collectively with the Prospectus Supplement, the "Prospectus") that form part of the Company's effective registration statement on Form S-3 (File No. 133-161272) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). We have been requested by the Company to render this opinion in connection with the offering pursuant to the Underwriting Agreement and Registration Statement.

In rendering this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have further assumed the legal capacities of all natural persons. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company, the Selling Securityholders and public officials.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention. This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours, /s/ Rhoads & Sinon LLP

/s/ Rhoads & Sinon LLP

truly yours,

/s/ Rhoads & Sinon LLP